News Release

Firsthand Technology Value Fund Discloses Preliminary NAV of $24.59 Per Share as of March 31, 2018

Top Holdings Include Pivotal, IntraOp, QMAT, Nutanix, and Revasum

San Jose, CA, April 27, 2018 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, disclosed today that its preliminary NAV as of March 31, 2018, was $24.59 per share and its top five holdings were Pivotal Systems, IntraOp Medical, QMAT, Nutanix, and Revasum.

1.

Pivotal Systems Corp. provides monitoring and process control technologies for the semiconductor manufacturing industry. As of March 31, 2018, the Fund’s investment in Pivotal consisted of 33,508,691 shares of preferred stock plus warrants to purchase additional shares and represented approximately 24.8% of the Fund’s preliminary net assets.

2.

IntraOp Medical Corp. is the manufacturer of the Mobetron, a medical device that is used to deliver intra-operative radiation to cancer patients. As of March 31, 2018, the Fund’s investment in IntraOp consisted of 26,856,187 shares of preferred stock plus debt securities and represented approximately 14.5% of the Fund’s preliminary net assets.

3.

QMAT, Inc. is developing advanced materials technologies for applications in the electronics industry. As of March 31, 2018, the Fund’s investment in QMAT consisted of 18,000,240 shares of preferred stock plus debt securities and warrants to purchase additional shares, and represented approximately 11.9% of the Fund’s preliminary net assets.

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4.

Nutanix, Inc. (NASDAQ: NTNX) is a provider of hyperconverged data center equipment that merges computing, storage, and networking capabilities in a single piece of equipment. As of March 31, 2018, the Fund’s investment in Nutanix consisted of 418,772 shares of common stock and represented approximately 11.5% of the Fund’s preliminary net assets.

5.	Revasum, Inc. is a provider of chemical-mechanical planarization (CMP) and grinding tools to the semiconductor industry. As of March 31, 2018, the Fund’s investment in Revasum consisted of 2,965,717 shares of preferred stock and common stock plus debt securities and represented approximately 9.0% of the Fund’s preliminary net assets.

The Fund also announced that, as of March 31, 2018, preliminary net assets of the Fund were approximately $180 million, or $24.59 per share, including cash and cash equivalents of approximately $0.39 per share. As of that date, the Fund’s top five holdings constituted 71.7% of the Fund’s preliminary net assets. Complete financial statements and a detailed schedule of investments as of March 31, 2018, will be available with the Fund’s quarterly report filing on Form 10-Q in May 2018.

Share Repurchase Plan

On November 13, 2017, the Fund announced a plan to repurchase up to $2 million worth of SVVC stock in the open market by March 30, 2018 (the “Plan”). Through the closing of the Plan at the end of March, we had repurchased and retired 128,551 shares of stock at a total cost of approximately $1.1 million. Purchases under the plan were restricted in recent months in order to comply with SEC rules regarding material nonpublic information. As of March 31, 2018, the Fund had 7,302,146 shares outstanding.

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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News Release

The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Please see the Fund’s public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski

Firsthand Capital Management, Inc.

(408) 624-9525

vc@firsthandtvf.com